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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

               EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY
                     ANNOUNCES THE SALE OF $10 MILLION OF
                     SERIES D CONVERTIBLE PREFERRED STOCK

CONTACT:  EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY
          THOMAS M. ROOTNESS
          CHIEF FINANCIAL OFFICER
          (612) 873-7000


BELLE PLAINE, MN, MAY 3, 1999  --  Excelsior-Henderson Motorcycle
Manufacturing Company (NASDAQ: BIGX) today announced the closing of a private placement of $10 million of Series D Convertible Preferred Stock with two institutional investors. The financing was arranged by Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group of Sausalito, California.

"The proceeds of this private placement will be used primarily to fund working capital needs and for general corporate purposes," said Thomas M. Rootness, Senior Vice President and Chief Financial Officer.

The conversion price of the Series D Preferred Stock is $7.65, a ten percent premium over the recent market price, and is fixed for at least the first twelve months after closing. Thereafter, the conversion price may vary based upon the market price of the Company's common stock during the period immediately preceding conversion. The Series D Preferred Stock includes a dividend of six percent payable in cash or stock at the Company's option.
The investors also received warrants to purchase 350,000 shares of the Company's common stock.

Excelsior-Henderson Motorcycle Manufacturing Company manufactures, markets and sells premium heavyweight American cruiser motorcycles, as well as related parts, apparel and accessories branded with a name that evokes an authentic American motorcycling heritage and lifestyle. The Company distributes its products through a national dealer network. Excelsior-Henderson is one of only two authentic American motorcycle companies exclusively committed to the manufacture of motorcycles.

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